Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Generex Biotechnology Corporation on Form S-3, as amended (File No. 333-150562, 333-67118, 333-106519, 333-110493, 333-112891, 333-117822, 333-121309, 333-126624, 333-128328, 333-131430, 333-135284, and 333-164591), Form S-1, as amended (File No. 333-180170, File No. 333-183865, File No. 333-187656 and File No. 333-189766) and Form S-8, as amended (File No. 333-55072, 333-66654, 333-88026, and 333-145412), of our report dated October 3, 2013 relating to the consolidated financial statements of the Company for the year ended July 31, 2013 included in the Annual Report of Generex Biotechnology Corporation on Form 10-K for the year ended July 31, 2013. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ MNP LLP

Toronto, Canada

October 3, 2013